EXHIBIT 4.2

                                 AMENDMENT NO. 2

                                       TO

                          CONSULTING SERVICES AGREEMENT

      THIS SECOND AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated January 16, 2004 (the "Second Amendment"), is by and among Kevin Evans (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated July 5, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. The Consultant and the Client entered into an Amendment No. 1 to Consulting Services Agreement dated September 25, 2003, a copy of which is attached hereto as Exhibit B (the "First Amendment"), pursuant to which the Consultant agreed to provide certain consulting services to the Client in exchange for additional consideration.

      C. Client and Consultant wish to amend Sections 1 and 2 of the Agreement to (i) provide for additional consideration in exchange for additional consulting services, and (ii) include certain representations and warranties by Consultant.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 1 of the Agreement shall be deleted in its entirety and shall read as follows:

"1.   SERVICES OF CONSULTANT.

      Consultant agrees to perform for Client the Services. As such Consultant will provide bona fide services to Client. The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client's securities.

(a)   Representations and Warranties of Consultant to Client.

      Consultant hereby represents and warrants to Client that Consultant will not engage in activities in connection with the offer or sale of securities of Client in a capital-raising transaction and will not directly or indirectly promote or maintain a market for Client's securities."

B. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2.   Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, Two Million (2,000,000) shares of common stock of the Client. By amendment dated September 25, 2003, Client agrees to pay Consultant an additional 500,000 shares of common stock of the Client. By amendment dated January 16, 2004, Client agrees to pay Consultant an additional 750,000 shares of common stock of the Client.""

EXECUTED on the date first set forth above.

                                        CLIENT:

                                        REALITY WIRELESS NETWORKS, INC.


                                        By:_____________________________________
                                           Name:
                                           Its:

                                        CONSULTANT:

                                        By:_____________________________________
                                           Name: Kevin Evans


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